EXHIBIT 10.16

AMENDMENT NO. 1, dated as of May 8, 2008, to the Change in Control Agreement (the “Agreement”) dated as of June 16, 2004 by and among THERESA L. SKOTAK (“Executive”), DURA AUTOMOTIVE SYSTEMS, INC. and DURA OPERATING CORP.
     WHEREAS, on October 30, 2006 (the “Petition Date”), Dura Automotive Systems, Inc., and Dura Operating Corp., along with certain of their subsidiaries (collectively, the “Debtors”), filed voluntary petitions for relief under chapter 11 of the title 11 of the United States Code (the “Chapter 11 Cases”);
     WHEREAS, the Debtors filed a plan of reorganization on March 31, 2008, in connection with the Chapter 11 Cases (as amended from time to time, the “Plan of Reorganization”), which contemplates that the Agreement will be assumed, contingent upon the Agreement being amended as set forth herein;
     WHEREAS, pursuant to the Plan of Reorganization, Dura Automotive Systems, Inc., and Dura Operating Corp. will assign their rights and obligations under the Agreement to “New Dura” (as that term is defined in the Plan of Reorganization);
     WHEREAS Section 6.7 of the Agreement permits the modification of the Agreement pursuant to a writing signed by the Executive, Dura Automotive Systems, Inc., and Dura Operating Corp.;
     WHEREAS, Executive is willing to amend the Agreement on the terms set forth herein.
     NOW, THEREFORE, in consideration of the receipt of $1 and such other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby amend the Agreement as follows:
     1. Section 1.1(c) is hereby amended and restated in its entirety as follows:
by Executive following a material diminution in Executive’s authorities, power, functions, responsibilities or duties that he had in the positions and offices of Dura or any of its Subsidiaries held by Executive before the Change of Control or a material adverse change in the conditions under which Executive discharges his authorities, power, functions, responsibilities or duties that he had in the positions and offices of Dura or any of its Subsidiaries held by Executive before the Change of Control that, in each case, is not cured within 30 days after notice from Executive specifying such diminution or adverse change.
     2. Section 2.4(b) is hereby amended and restated in its entirety as follows:

(b) If the Accounting Firm determines that any Payment gives rise, directly or indirectly, to liability on the part of Executive for excise tax under Section 4999 (and/or penalties and/or interest with respect to any such excise tax), Dura shall make additional cash payments (“Gross Up Payments”) to Executive, from time to time and at the same time as any Payment constituting an excess parachute payment is paid or provided to Executive, in such amounts as are necessary to put Executive in the same position, after payment of all federal, state, and local taxes, whether income taxes, excise taxes under Section 4999, or otherwise, or other taxes) and any and all penalties and interest with respect to any such excise tax, as Executive would have been in after payment of all federal, state, and local income taxes if the payments had not given rise to an excise tax under Section 4999 and no such penalties or interest had been imposed. Notwithstanding the foregoing, if it shall be determined that Executive is entitled to the Gross-Up Payment, but that the value of all payments that constitute parachute payments (as defined in Section 280G) to Executive does not exceed the Safe Harbor Amount (as defined below) by more than $100,000, then no Gross-Up Payment shall be made to Executive and the Payments shall be reduced so that the parachute payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder shall be made in such a manner as to maximize the economic value of all Payments actually made to Executive. For this purpose, “Safe Harbor Amounts” means the maximum amount of Payments that constitute parachute payments that Executive may receive without becoming subject to the excise tax imposed under Section 4999.
     3. Section 7.4 of the Agreement is hereby amended and restated in its entirety as follows:
Change of Control. A “Change of Control” shall be deemed to have occurred if at any time or from time to time while this Agreement is in effect:
(a)	Any person (other than Dura, any of its Subsidiaries, any employee benefit plan or employee stock ownership plan of Dura or any of its Subsidiaries, any person organized, appointed, or established by Dura or any of its Subsidiaries for or pursuant to the terms of any such plan, or Pacificor, LLC), alone or together with any of its affiliates, becomes the beneficial owner of securities representing 50% or more of the voting power of Dura’s then outstanding voting securities;

(b)	At any time during any period of 24 consecutive months, individuals who were directors at the beginning of the 24-month period no longer constitute a majority of the members of the Board of Directors of Dura, unless the election, or nomination for election by Dura’s stockholders, of each director who was not a director at the beginning of the period is approved by at least a majority of the directors who (i) are in the office at the time of the election or nomination and (ii) were directors at the beginning of the period; or

(c)	(i) Dura is merged or consolidated with another corporation and those persons who were stockholders of Dura immediately before the merger or consolidation receive or retain less than 50% of the stock of the surviving or continuing corporation, (ii) there occurs a sale, transfer, or other disposition of all or substantially all of the assets of Dura or (iii) Dura is dissolved.
Notwithstanding anything to the contrary contained herein, none of the following shall constitute a Change of Control: (i) any event occurring between the Petition Date and the “Effective Date” (as that term is defined in the Plan of Reorganization), (ii) the consummation of the Plan of Reorganization or (iii) the conversion of “Convertible Preferred Stock” (as that term is defined in the Plan of Reorganization) issued pursuant to the Plan of Reorganization in accordance with the terms thereof.
     4. A new Section 2.5 is hereby added as follows:
2.5 Cap on Total Payment. Notwithstanding anything to the contrary contained herein, the maximum aggregate amount that may be provided to Executive pursuant to Sections 1.1, 1.4, 1.5, 1.6, 2.1, 2.3 and 2.4 shall not exceed $1,625,000.
     5. This amendment shall be effective upon the assumption by the Debtors of the Agreement and shall become null and void if the Debtors do not assume the Agreement.
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     IN WITNESS WHEREOF, the parties hereto have executed this amendment as of the date first written above.

DURA AUTOMOTIVE SYSTEMS, INC.

By:
Name:
Title:

DURA OPERATING CORP.

By:
Name:
Title:

/s/ THERESA SKOTAK

Theresa	L. Skotak

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